Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264456

APOLLO REALTY INCOME SOLUTIONS, INC.

SUPPLEMENT NO. 7 DATED FEBRUARY 21, 2023

TO THE PROSPECTUS DATED NOVEMBER 22, 2022

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Apollo Realty Income Solutions, Inc., dated November 22, 2022 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to “we,” “us,” or “our” refer to Apollo Realty Income Solutions, Inc. and its consolidated subsidiaries unless the context specifically requires otherwise.

The purpose of this Supplement is to make certain updates to the Prospectus.

Updates to the Prospectus

The following supersedes and replaces the third and fourth sentences of the second paragraph of the cover page of the Prospectus to extend the initial founder shares offering period:

During the period beginning on June 29, 2022 and ending on December 31, 2023 (the “initial founder shares offering period”), the founder shares are being offered to all investors in this offering, subject to the minimum investment requirement for each founder shares class as described herein. Following the initial founder shares offering period, the founder shares will only be offered to investors that hold, or clients of a financial intermediary that in the aggregate hold, founder shares (in any combination thereof) with aggregate proceeds to us of at least $100,000,000 as of January 2, 2024 (the “minimum founder shares subscription requirement”), unless such minimum founder shares subscription requirement is waived by the Dealer Manager.

The following supersedes and replaces the third paragraph of the disclosure under “Prospectus Summary—Q: What is the difference between the classes of shares of common stock being offered?” and the related disclosure under “Description of Capital Stock—Common Stock—Class A-I Shares” “—Class A-II Shares” and “—Class A-III Shares” to extend the anchor shares measurement dates:

Anchor shares are not being offered to all investors in this offering, but only through certain financial intermediaries identified by us whose clients initially purchase founder shares during the initial founder shares offering period and that in the aggregate subscribe for shares with minimum aggregate proceeds to us as of specified measurement dates as described below:

•

As of the first business day of any month during the period from April 1, 2023 through August 1, 2023 (the “Class A-I measurement date”), if we have issued founders shares (in any combination thereof) to clients of a financial intermediary with aggregate proceeds to us ranging from $100,000,000 to $249,999,999 (the “minimum Class A-I subscription requirement”), such financial intermediary will be identified as an “A-I Anchor Intermediary” and, effective as of the business day following the relevant Class A-I measurement date, all of the founder shares issued to clients of such intermediary will automatically be exchanged for a number of Class A-I shares with an equivalent aggregate NAV as the exchanged shares. The clients of an A-I Anchor Intermediary will be eligible to purchase additional Class A-I shares for so long as we conduct a continuous public offering, whether in this offering or any subsequent follow-on public offering and subject to the minimum investment requirement for Class A-I shares as described herein.

•

As of the first business day of any month during the period from April 1, 2023 through September 1, 2023 (each such date, a “Class A-II measurement date”), if we have issued founder shares or Class A-I shares (in any combination thereof) to clients of a financial intermediary that has been identified as an A-I Anchor Intermediary by having satisfied the minimum Class A-I subscription requirement (on behalf of its clients) with aggregate proceeds to us ranging from $250,000,000 to $499,999,999 (the “minimum Class A-II subscription requirement”), such financial intermediary will be identified as an “A-II Anchor Intermediary”

and, effective as of the business day following the relevant Class A-II measurement date, all such shares issued to clients of such intermediary will automatically be exchanged for a number of Class A-II shares with an equivalent aggregate NAV as the exchanged shares. The clients of an A-II Anchor Intermediary will be eligible to purchase additional Class A-II shares for so long as we conduct a continuous public offering, whether in this offering or any subsequent follow-on public offering and subject to the minimum investment requirement for Class A-II shares as described herein.

•

As of the first business day of any month during the period from April 1, 2023 through January 2, 2024 (each such date, a “Class A-III measurement date” and together with Class A-I measurement date and the Class A-II measurement date, the “anchor shares measurement dates”), if we have issued founder shares, Class A-I shares or Class A-II shares (in any combination thereof) to clients of a financial intermediary that has been identified as an A-I Anchor Intermediary by having satisfied the minimum Class A-I subscription requirement (on behalf of its clients) with aggregate proceeds to us of $500,000,000 or more (the “minimum Class A-III subscription requirement” and together with the minimum Class A-I subscription requirement and the minimum Class A-II subscription requirement, the “minimum anchor shares subscription requirements”), such financial intermediary will be identified as an “A-III Anchor Intermediary” and, effective as of the business day following the relevant Class A-III measurement date, all such shares issued to clients of such intermediary will automatically be exchanged for a number of Class A-III shares with an equivalent aggregate NAV as the exchanged shares. The clients of an A-III Anchor Intermediary will be eligible to purchase additional Class A-III shares for so long as we conduct a continuous public offering, whether in this offering or any subsequent follow-on public offering and subject to the minimum investment requirement for Class A-III shares as described herein.

All references to (1) “from January 1, 2023 through June 30, 2026” as they relate to the period during which the Company and Operating Partnership pay the Adviser a reduced management fee of 0.92% of the net asset value (“NAV”) for Class A-II shares and 0.92% of the NAV attributable to Class A-II units then outstanding not held by the Company are hereby updated to “from April 1, 2023 through September 1, 2026” and (2) “from January 1, 2023 through December 31, 2026” as they relate to the period during which the Company and Operating Partnership pay the Adviser a reduced management fee of 0.85% of the NAV for Class A-III shares and 0.85% of the NAV attributable to Class A-III units then outstanding not held by the Company are hereby updated to “from April 1, 2023 through January 2, 2027” under “Prospectus Summary—Q: What fees do you pay to the Adviser and its affiliates?—Operational Activities—Management Fee—The Adviser,” “Management—The Advisory Agreement—Management Fee, Performance Participation and Expense Reimbursements—Management Fee,” and “Compensation—Operational Activities—Management Fee—The Adviser.”